EXHIBIT 23.1

                               Stan J.H. Lee, CPA
             2160 North Central Rd. Suite 203 * Fort Lee * NJ 07024
                      794 Broadway * Chula Vista * CA 91910
             619-623-7799 Fax 619-564-3408 E-mail) stan2u@gmail.com
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To Whom It May Concern;

The firm of Stan J.H. Lee, Certified Public Accountant, consents to the inclusion of our report of February 23, 2008 , on the audited financial statements Arrin Background, Inc. as of January 14, 2008, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,


/s/ Stan J.H. Lee, CPA
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Stan J.H. Lee, CPA

Chula Vista, CA
February 23, 2008


          Registered with the Public Company Accounting Oversight Board